Exhibit 12

CPI INTERNATIONAL, INC.
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

					36-Week	16-Week
					Period Ended	Period Ended
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	October 1,	January 22,
	2008	2007	2006	2005	2004	2004
(dollars in thousands)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
EARNINGS CALCULATION:
Income (loss) before taxes	$31,253	$34,251	$26,277	$22,810	$5,547	$(4,131)
Add Back: Fixed Charges	19,888	21,572	24,406	20,743	10,851	9,035
Calculated Earnings	$51,141	$55,823	$50,683	$43,553	$16,398	$4,904
EARNINGS SHORTFALL FOR RATIO OF 1.0						4,131

FIXED CHARGES CALCULATION (A):
Interest expense (B)	$19,055	$20,939	$23,806	$20,310	$10,518	$8,902
Interest Expense portion of rental expense	833	633	600	433	333	133
	$19,888	$21,572	$24,406	$20,743	$10,851	$9,035
RATIO: EARNINGS/FIXED CHARGES	2.57	2.59	2.08	2.10	1.51	-

(A) Fixed charges exclude capitalized interest; capitalized interest is zero.
(B) Includes normal debt issue amortization costs, but does not include loss on debt extinguishment.

INTEREST EXPENSE PORTION OF RENTAL EXPENSE:
Rental expense	2,500	1,900	1,800	1,300	1,000	400
Estimated Interest Cost	33%	33%	33%	33%	33%	33%
Calculated total	833	633	600	433	333	133